UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 9, 2013
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Cornwall Avenue Vancouver, British Columbia Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 9, 2013, we announced that our board of directors has appointed Laurent Potdevin as lululemon’s Chief Executive Officer and as a member of our board of directors. Mr. Potdevin will succeed Christine Day, who has served as our Chief Executive Officer since 2008 and who announced her intention to resign in June 2013. Mr. Potdevin is expected to step into his role as Chief Executive Officer in January 2014, and will become a director when he assumes his duties as Chief Executive Officer. Ms. Day is expected to remain with lululemon through the end of our fiscal year, which will be February 2, 2014.
Mr. Potdevin previously worked at Toms Shoes, a socially-conscious shoe company founded on the mission that it would match every pair of shoes sold with a pair of new shoes given to a child in need, where he has served as President since May 2011. From 1995 to 2010, he worked at Burton Snowboards, one of the world’s largest and premier snowboarding companies, serving in various capacities including as President and CEO from 2005 to 2010. Prior to joining Burton Snowboards, Mr. Potdevin worked at Louis Vuitton and LVMH. Mr. Potdevin received degrees from Ecole Superieure des Sciences Economiques et Commerciales, in France, and the Engineering School, Ecole Polytechnique Federale de Lausanne, in Switzerland.
In connection with his appointment as our Chief Executive Officer, on December 1, 2013, we entered into an Executive Employment Agreement with Mr. Potdevin. The term of Mr. Potdevin’s employment begins on such date as lululemon and Mr. Potdevin agree, but no later than 15 days following the date Mr. Potdevin receives the necessary approvals to work in Canada, and continues until either he or we terminate his employment. Under the terms of his employment agreement, Mr. Potdevin will receive an annual base salary of $900,000 (USD) and is eligible to receive an annual target performance bonus of 150% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Mr. Potdevin will receive a signing bonus of $200,000 (USD) and a retention bonus of $1,650,000 (USD), each payable within 15 days after his start date. Mr. Potdevin has agreed to reimburse us for the retention bonus on a pro-rata basis in the event he voluntarily resigns his position as Chief Executive Officer within 24 months from his start date. In addition, we awarded Mr. Potdevin a one-time grant of a number of restricted shares of our common stock equal to $2,000,000 (USD), effective as of his start date, which award will vest with respect to 1/3 of the shares per year for three years on each anniversary of his start if he continues to be employed by us on such vesting date.
Mr. Potdevin agreed to serve as a director of lululemon and its affiliates, and will not be entitled to additional compensation for such positions. Upon the termination of his employment agreement for any reason, Mr. Potdevin has agreed to resign from all such director positions. Mr. Potdevin further agreed that, while he is still employed by lululemon, he will not serve as a director of more than two entities that are unrelated to lululemon, and agreed to obtain the advance consent of our board of directors prior to commencing any such service for an unrelated entity.
Mr. Potdevin’s employment may be terminated by him or by us at any time, with or without cause. In the event Mr. Potdevin voluntarily resigns or we terminate his employment for cause, he will receive only his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Potdevin’s employment without cause or he terminates his employment for good reason, and subject to his compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release, in addition to the amounts described above, Mr. Potdevin will be entitled to severance equal to 18 months of his then-current base salary and acceleration of vesting with respect to certain outstanding equity awards.
The foregoing description of the principal terms of Mr. Potdevin’s employment agreement is qualified in its entirety by reference to the employment agreement, a copy of which is filed with this current report as Exhibit 10.1 and incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.
On December 9, 2013, we issued a press release announcing the appointment of Laurent Potdevin as Chief Executive Officer and as a director of lululemon. We also announced that Christine Day, our current Chief Executive Officer, is expected to remain with lululemon through the end of our fiscal year, which will be February 2, 2014. In addition, we announced that Dennis “Chip” Wilson, lululemon’s founder and the current non-executive Chairman of the Board of our board of directors, informed the board of directors that he is resigning from the position of non-executive Chairman of the Board, effective prior to our annual meeting in June 2014. Our board of directors selected Michael Casey, the current Lead Director of the board of directors, as the next non-executive Chairman of the Board. He is expected to assume this role upon Mr. Wilson’s resignation. Mr. Wilson will continue to serve as a member of the board of directors following the transition. The press release is furnished as Exhibit 99.1 to this current report.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement with Laurent Potdevin, dated effective as of December 1, 2013.
99.1	Press release entitled "lululemon athletica appoints Laurent Potdevin as chief executive officer," dated December 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: December 10, 2013	/s/ JOHN E. CURRIE
John E. Currie
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement with Laurent Potdevin, dated effective as of December 1, 2013.
99.1	Press release entitled "lululemon athletica appoints Laurent Potdevin as chief executive officer," dated December 9, 2013.